SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported)          November 29, 2001

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

1-3034	41-0448030

(Commission File Number)	(IRS Employer Identification No.)

800 Nicollet Mall, Mpls, MN	55402

(Address of principal executive offices)	(Zip Code)

     Registrant’s telephone number, including area code          612-330-5500

(Former name or former address, if changed since last report)

Item 5. Other Events

A) Financing Considerations

On Nov. 29, 2001, NRG Energy, a majority owned subsidiary of Xcel Energy, announced a prospective purchase of assets from First Energy. For more information, see the News Release attached as Exhibit 99.01. This asset acquisition may have implications for Xcel Energy’s financing plans.

Xcel Energy is a registered holding company under the Public Utility Holding Company Act (PUHCA). As a result, Xcel Energy, its utility subsidiaries and certain of its non-utility subsidiaries are subject to extensive regulation by the SEC under PUHCA with respect to issuances and sales of securities, acquisitions and sales of certain utility properties and intra-system sales of certain goods and services. One of these restrictions requires Xcel Energy to maintain a common equity ratio of 30 percent or higher in the company’s consolidated capital structure. Consolidated project-related, non-recourse debt at the subsidiary level is included in calculating the overall capital structure of Xcel Energy.

One implication of this restriction is that Xcel Energy must consider NRG’s plans to finance its growth when setting Xcel Energy’s financing plans. NRG’s current financing plans, including the acquisition of the First Energy assets, should enable Xcel Energy to remain within the required equity ratio.

Given the volatility of current market conditions, Xcel Energy and NRG management believe it prudent to provide for financing alternatives in the event NRG is unable to fully execute its current financing plan. To provide for contingencies, Xcel Energy management has committed to NRG that it will recommend the Xcel Energy board authorize a contingent equity investment of up to $300 million in NRG.

Is this an indication that Xcel Energy has current intentions to reacquire the publicly traded shares of NRG?

No. This would be strictly a financing transaction. We are very pleased with the performance of NRG and continue to support its value creation.

Given current equity market valuations, management believes this contingent equity commitment will ensure NRG can fund its growth in the most cost effective manner while Xcel Energy and NRG maintain strong credit quality and Xcel Energy remains within the restrictions imposed upon it as a registered utility holding company.

How would Xcel Energy fund its contingent equity investment in NRG if it needed the full $300 million investment?

If NRG needed the full $300 million equity investment, Xcel Energy could issue equity consistent with the anticipated close of the transaction in May 2002. The $300 million would be in addition to the approximately $100 million we raise through our ongoing stock purchase and dividend reinvestment plans.

If NRG’s equity needs are lower, at what level would Xcel Energy not issue equity?

If NRG’s needs are in the $100 million range, we would likely fund the investment into NRG with an increase in short-term debt at the holding company until late 2002 or 2003 and at that time issue equity.

Will NRG’s acquisition of the First Energy assets be accretive to Xcel Energy?

This is a good set of assets that is consistent with NRG’s growth strategy. The acquisition includes a purchase power agreement covering more than 90 percent of the facilities’ output through 2005. We expect the transaction to be accretive.

At this time, we are not changing our EPS guidance of $2.40 to $2.50 for 2002. Even with a full $300 million equity issuance by Xcel Energy, the transaction should not be dilutive to Xcel Energy in 2002 and should be accretive in subsequent years.

B) Restructuring Considerations

As a result of the merger to form Xcel Energy, constraints related to the accounting treatment as a pooling-of-interest transaction limit various actions, including significant divestitures that can be taken or even contemplated until August 2002.

Xcel Energy was not contemplating an NRG spin-off at the time of the merger, and has not contemplated a spin-off of NRG. However, Xcel Energy’s management has frequently been asked its intention regarding its continuing ownership interest in NRG. In order to evaluate potential strategies and more fully respond to investor questions, management began investigating restructuring options and constraints. Xcel Energy has recently determined that, under current tax rules, a minor financial transaction that occurred shortly after the merger of Public Service Company of Colorado (PSCo) and Southwestern Public Service (SPS) to form New Century Energies (NCE) triggered a 5-year waiting period beginning June 1998 for any tax-free spin-offs.

During a review of financing documents and past transactions, Xcel Energy’s legal counsel and tax advisors concluded that the June 1998 call of PSCo non-voting preferred stock triggered restrictions, which will prevent a tax-free spin of subsidiary stock, including NRG, until June 2003.

Describe why Xcel Energy can’t do a tax-free distribution until June 2003?

This area of tax law is very complex and one of the spin-off restrictions applies to actions that were taken in 1998 regarding the redemption of PSCo non-voting preferred stock.

There are several technical requirements that must be met in order to effectuate a tax-free spin. Tax law prohibits a company from acquiring control of another company in a taxable transaction and then distributing on a tax-free basis such subsidiary stock to shareholders for 5 years. This is known as the five-year taxable acquisition prohibition. This prohibition, when it involves a significant first tier subsidiary of a holding company (generally, one whose stock represents more than 10 percent of the fair market value of all first tier stock), has the effect of preventing the spin-off of all subsidiaries for five years. For spin-off purposes, control means ownership of 80 percent or more of all shares of voting stock and 80 percent or more of each class of non-voting stock.

When the PSCo and SPS merger was completed in August 1997, NCE acquired all PSCo’s common stock, but PSCo’s publicly-held non-voting preferred stock was left outstanding at the PSCo level. In June 1998, PSCo called the preferred stock for cash in a taxable transaction. This resulted in NCE lacking spin-off control of PSCo from August 1997 until June 1998. Given PSCo’s significant value, this action triggered the beginning of a 5-year waiting period for all subsidiary spin-off’s.

Is this Xcel Energy’s interpretation of the tax law or have you received advice on the issue?

We have contacted subject matter experts and they concur with our interpretation. We will continue to look for options to relieve this constraint, however to date no acceptable remedies have been identified.

If NRG continues to issue equity in the public market, will Xcel Energy’s ownership of NRG in June of 2003 have declined to a level that would prohibit a tax-free spin?

We believe that our economic interest in NRG at that time would allow for a tax-free spin.

What are your intentions for NRG after August 2002?

Our intention with NRG has always been to create value for our shareholders. We are very pleased with NRG’s results.

In conformance with the pooling accounting requirements of our merger, we are not contemplating and will not contemplate any actions regarding NRG until at least August 2002. At that point we could make a decision, but if that action were to involve a tax-free spin of NRG we will not be able to complete the transaction until June 2003.

Given the current volatility of the market, it is impossible to predict today what the best value recognition strategy will be at the time we will be unconstrained to take action. In any event, our goal is to bring to our shareholders the value NRG has created.

C) Forward-Looking Language

This report includes forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “estimate,” “expect,” “objective,” “outlook,” “possible,” “potential” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; regulation; risks associated with the California power market; currency translation and transaction adjustments; the higher degree of risk associated with Xcel Energy’s nonregulated businesses compared with Xcel Energy’s regulated business; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Exhibit 99.01 to Xcel Energy’s report on Form 10-Q for the quarter ended Sept. 30, 2001.

Item 7. Financial Statements and Exhibits

(c) Exhibits

Exhibit
No.	Description

99.01	NRG News Release dated November 29, 2001

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc. (a Minnesota Corporation)

/s/ David E. Ripka Vice President and Controller

November 30, 2001